Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hampton Roads Bankshares, Inc.:
We consent to the use of our report dated March 23, 2011, with respect to the consolidated balance sheet of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Norfolk, Virginia
May 20, 2011